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Exhibit 23.2

Consent of Independent Auditors

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 13, 2003, with respect to the financial statements and schedule of Cornerstone Realty Fund, LLC as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002; and to the use of our report dated March 13, 2003, with respect to the consolidated balance sheets of Cornerstone Industrial Properties, LLC as of December 31, 2002 and 2001; and to the use of our report dated August 13, 2002, with respect to the statement of revenue and certain expenses of 20922 and 20950 South Normandie Avenue for the year ended December 31, 2001; and to the use of our report dated February 14, 2003, with respect to the statement of revenue and certain expenses of 3170-3190 MacArthur Boulevard for the year ended December 31, 2002, all appearing in Post-Effective Amendment No. 3 to the Registration Statement (Form S-11 No. 333-63656) and related Prospectus of Cornerstone Realty Fund, LLC for the registration of 100,000 units.

                      /s/ ERNST & YOUNG LLP

Irvine, California
March 20, 2003

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Consent of Independent Auditors